CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors

CenterSpan Communications Corp.:

    We consent to incorporation herein by reference on Form S-3 of CenterSpan Communications Corporation (formerly Thrustmaster, Inc.) of our report dated February 19, 2000 relating to the consolidated balance sheet of CenterSpan Communications Corporation and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, cash flows, and shareholders' equity for each the year ended December 31, 1999, which report appears in the December 31, 1999 Form 10-K of CenterSpan Communications Corporation, and to the reference to our firm under the heading "Experts".

                      /s/ KPMG LLP

Portland, Oregon
February 12, 2001